Exhibit 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our fairness opinion included as Annex C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of ASB Financial Corp. with and into Peoples Bancorp Inc. and to the reference to our firm’s name under the captions “Summary—Opinion of ASB’s Financial Advisor,” “Risk Factors—The fairness opinion obtained by ASB from its financial advisor will not reflect changes in circumstances prior to the Merger,” “The Merger—Background of the Merger,” “The Merger—ASB’s Reasons for the Merger and Recommendation of the ASB Board of Directors,” “The Merger—Opinion of ASB’s Financial Advisor,” and “The Merger Agreement—Representations and Warranties” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. We also do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the regulations thereunder.

Boenning & Scattergood, Inc.
West Conshohocken, Pennsylvania

January 19, 2018

4 Tower Bridge • 200 Barr Harbor Drive • West Conshohocken • PA 19428-2979

phone (610) 832-1212 • fax (610) 832-5301 • www.boenninginc.com • Member FINRA/SIPC